LIONBRIDGE ANNOUNCES THIRD QUARTER 2008 RESULTS WITH
REVENUE OF $114.3 MILLION AND RECORD Q3 GAAP EPS OF $0.06; RESULTS REFLECT STRENGTHENING CURRENCY
ENVIRONMENT AND TAX BENEFIT

Delivers Record Cash Flow from Operations of $13 Million

WALTHAM, Mass. – November 05, 2008 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced financial results for the third quarter ended September 30, 2008.

Financial and business highlights for the third quarter include:

•	Revenue of $114.3 million, an increase of 2.5% from the third quarter of 2007.

•	GAAP earnings of $3.2 million or $0.06 per share based on 56.2 million weighted average fully diluted shares outstanding. This is the highest quarterly profit for the Company in the past four years. GAAP earnings in the quarter increased $3.8 million or $0.07 per share compared to a GAAP net loss of $666,000 or ($0.01) per share in the third quarter of 2007.

•	Non-GAAP adjusted earnings of $6.5 million, or $0.12 per share, an increase of $3.0 million or $0.06 per share from Q3 of 2007. The Company defines non-GAAP earnings as net income excluding merger, restructuring and related costs, stock-based compensation, amortization of acquisition-related intangible assets and one-time charges. Please see the section of this release entitled “Non-GAAP Financial Measures” and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	Cash flow from operations of $13.0 million, a sequential quarterly increase of $2.2 million from the second quarter of 2008. Lionbridge repaid $9.0 million of its long term debt during the quarter. The Company’s ending cash balance was $24.9 million.

•	Lionbridge deployed its Freeway™, SaaS (Software-as-a-Service) technology platform with several new customers in the quarter. In addition, its core language asset management platform, Logoport™, now supports over 2,000 concurrent users, 52,000 translation memories and more than 600 million words per year on a single hosted, secure platform with 99.9% uptime.

•	The Company also secured several new, multi-million dollar client agreements including a $6.8 million, three year relationship with a large telecommunications company, a three year program with an enterprise software company, and expanded contracts with European governmental bodies. Lionbridge estimates these new programs will generate an additional $10 million in revenue annually.

•	During the quarter Lionbridge was selected by Microsoft as its “Vendor of the Year” as part of the 2008 Microsoft Vendor Program (MSVP) Excellence Awards. Lionbridge was chosen from among more than 60,000 Microsoft vendors worldwide, including 17,200 Microsoft vendors in the U.S. To be considered for this award, Lionbridge was first nominated by Microsoft employees based on the characteristics of value, quality, flexibility, innovation, security and privacy. A panel of senior Microsoft executives then made the final selection.

“Q3 was a positive quarter on many fronts. We are securing new business as our customers continue to grow in developing economies. Our multi-year investment in multi-tenant grid architecture is underscoring the scalability of our technology. We are addressing our tax complexity,” said Rory Cowan, CEO, Lionbridge. “After several years of currency headwinds, it appears we will finally start to see some tailwinds as the dollar returns to a more normalized relationship with the Euro and other currencies. Despite the downward impact on revenue, this environment should allow us to expand our profitability as we realize the benefits of our streamlined global operations, market-leading technology and flexible delivery model.”

The Company provided its outlook for the fourth quarter of 2008 with estimated revenue of $105.0 to $110.0 million and a likely sequential increase in operating profit excluding restructuring costs. This reflects the Company’s revised currency and demand environment.

“While some customers are delaying programs in the short term, we have a stable customer base and a positive, long-term environment for profitability and cash flow. Our strong business fundamentals, combined with our recent customer wins, give us confidence that we will accelerate earnings and cash flows in 2009 in the face of global economic challenges,” continued Cowan.

The Company will host a conference call today at 9:00 am ET regarding the content of this release as well as the Company’s overall outlook going forward and other matters. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/nov5/ . A replay will be available at this location for one week.

Non-GAAP Financial Measures
In this release, the Company’s non-GAAP Adjusted Earnings disclosures are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. Adjusted Earnings represents GAAP net income excluding amortization of acquisition-related intangible assets, merger, restructuring and related costs, stock based compensation expenses and one-time items. Adjusted Earnings are presented because management believes it provides additional information with respect to both the performance of our fundamental business activities as well as the Company’s ability to meet future debt service and working capital requirements. Management believes the adjusted earnings information is useful to investors for these reasons. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of Adjusted Earnings to net income at the end of this release.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and offshoring services. Lionbridge combines global resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance.  Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments.  Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance and expected revenue and earnings growth of Lionbridge in the fourth quarter and FY 2009, anticipated customer demand as well as trends in the currency markets.  Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements.  Factors that might cause such a difference include the loss of a major client or customer; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to realize the expected benefits of its technology initiatives and the timing of the realization of such benefits; the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company’s ability to successfully manage this exposure through hedge instruments and other strategies;  the portion of the Company’s service engagements that are subject to the impact of foreign currency fluctuations; degradation in the Company’s market value during the year such that it falls below the Company’s book value and results in a material impairment to goodwill and other intangible assets requiring a write off of such assets; Lionbridge’s ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; continued uncertainty, volatility or deterioration in global economic conditions that could negatively affect demand for the Company’s services; continued fluctuations in political, economic and business conditions, and additional downturns in worldwide economic conditions generally, and in the information technology and software industries specifically; continued tightening of the credit markets , which could negatively affect Lionbridge’s business, demand for its services and ability to get paid promptly for such services, including inability of customers to obtain credit to finance purchases of the Company’s services and/or customer insolvencies; risks associated with competition; Lionbridge’s ability to forecast revenue, profitability, technology adoption, customer demand and operating results; Lionbridge’s ability to attract and retain highly skilled resources to meet customer demands; Lionbridge’s ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; the Company’s dependence on clients’ product releases, production schedules and procurement strategies to generate revenues; the timing and speed of customer and user acceptance of Lionbridge’s language technology; the impact of competing language technology on the Company’s existing customer relationships and ability to secure new customers; customer delays or postponements of services; the failure of Lionbridge to keep pace with technological changes or changing customer needs; Lionbridge’s ability to further develop and deploy Logoport; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; costs associated with restructuring of certain operations, the timing of any anticipated benefits and the ability to realize such benefits; changes in customer procurement strategies; and Lionbridge being held liable for defects or errors in its service offerings.  For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue ....................................................................................	$114,290	$111,544	$356,813	$334,751
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below) .................................................................	78,640	74,820	245,436	221,844
Sales and marketing...............................................................	8,059	7,729	25,779	24,251
General and administrative.........................................................	21,737	20,807	67,719	62,708
Research and development.........................................................	1,634	851	4,083	2,353
Depreciation and amortization.....................................................	1,242	1,300	3,653	3,918
Amortization of acquisition-related intangible assets........................	2,104	2,113	6,330	6,340
Merger, restructuring and other charges..........................................	—	359	427	1,609

Total operating expenses...................................................	113,416	107,979	353,427	323,023

Income from operations..................................................................	874	3,565	3,386	11,728
Interest expense:
Interest on outstanding debt .......................................................	917	1,324	3,010	4,130
Amortization of deferred financing costs and discount on debt ............	44	48	133	143
Interest income ...........................................................................	141	164	390	489
Other (income) expense, net ............................................................	(1,265)	1,335	1,624	2,424

Income (loss) before income taxes......................................................	1,319	1,022	(991)	5,520
Provision for (benefit from) income taxes.............................................	(1,846)	1,688	(629)	5,767

Net income (loss) ........................................................................	$3,165	$(666)	$(362)	$(247)

Net income (loss) per share of common stock:
Basic	$0.06	$(0.01)	$(0.01)	$0.00
Diluted	$0.06	$(0.01)	$(0.01)	$0.00
Weighted average number of common shares outstanding:
Basic	55,636	59,614	55,891	59,496
Diluted	56,167	59,614	55,891	59,496

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Amounts in thousands)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents .......................................................	$24,930	$32,248
Accounts receivable, net of allowances of $685 and $689 at September 30, 2008 and December 31, 2007, respectively ......................	69,147	83,611
Work in process ..................................................................	25,590	23,335
Other current assets .............................................................	12,089	12,329

Total current assets ..........................................................	131,756	151,523
Property and equipment, net .........................................................	16,695	13,449
Goodwill ...............................................................................	130,770	131,213
Other intangible assets, net.........................................................	22,111	28,441
Other assets ............................................................................	7,804	8,437

Total assets...............................................................	$309,136	$333,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt .....................	$135	$304
Accounts payable ...............................................................	19,735	20,217
Accrued compensation and benefits ...........................................	20,582	21,164
Other accrued expenses and current liabilities ..............................	26,576	29,364
Deferred revenue ................................................................	8,755	16,014

Total current liabilities ....................................................	75,783	87,063
Long-term debt, less current portion .................................................	59,748	71,751
Deferred income taxes, long-term ....................................................	5,708	7,504
Other long-term liabilities .............................................................	10,993	10,591

Total stockholders’ equity ............................................................	156,904	156,154

Total liabilities and stockholders’ equity.................................	$309,136	$333,063

Reconciliation of GAAP Net Income (Loss) to Adjusted EPS Comparison to Q3 2007
(UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended
	September 30, 2008	September 30,
		2007
Net income (loss) ........................................................................	$3,165	($666)
Amortization of acquisition-related intangible assets...........................	2,104	2,113
Merger, restructuring and other charges..........................................	—	359
Stock-based compensation..........................................................	1,210	1,694

Adjusted earnings...............................................................	$6,479	$3,500
Fully diluted weighted average number of common shares outstanding	56,167	61,003
Adjusted EPS..............................................................................	$0.12	$0.06

Contact:
Sara Buda
Lionbridge Technologies
(781) 434-6190
sara.buda@lionbridge.com